Exhibit 99.1

Hemisphere Media Group Announces Fourth Quarter and Full Year 2016 Financial Results

- 2016 Net Revenues Increased 7% Year-over-Year -

- 2016 Net Income Increased 31% Year-over-Year -

- 2016 Adjusted EBITDA(1) Increased 11% Year-over-Year -

- Continued Strong Subscriber and Retransmission Fee Growth -

- Forecasting Mid to High Single Digit Percentage Increase in Adjusted EBITDA for 2017 -

MIAMI — (March 3, 2017) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America, today announced financial results for the fourth quarter and full year ended December 31, 2016.

Alan Sokol, CEO of Hemisphere, stated, “Our core business continued to perform strongly in Q4, with a 9% increase in net revenue and a 21% increase in Adjusted EBITDA.  For the full year, we delivered on our guidance with 11% Adjusted EBITDA growth.  Our continued robust retransmission fee growth in Puerto Rico, together with meaningful U.S. organic subscriber increases and important new MVPD launches in the U.S. and Latin America drove our solid revenue increases. These results are particularly impressive, given the weak advertising environment in Puerto Rico, including lower than anticipated political spending.

“We have also entered into strategic long-term partnerships that we believe will expand and complement our business.  We have an extraordinary joint venture opportunity with Canal Uno in Colombia to launch a national broadcast network in the #2 advertising market in Spanish-speaking South America, with only two incumbent competitors.  We believe that the venture will be able to carve out a valuable slice of this advertising market.  In addition, our OTT partnership with Lionsgate offers an exciting opportunity to create the definitive streaming service for the millions of Hispanic movie lovers in the U.S.  We are confident in our ability to generate strong growth through these initiatives as well as our other growth strategies.”

Net revenues were $39.4 million for the three months ended December 31, 2016, an increase of 9%, as compared to net revenues of $36.2 million for the comparable period in 2015. Net revenues were $138.5 million for the twelve months ended December 31, 2016, an increase of 7%, as compared to net revenues of $129.8 million for the comparable period in 2015.  These increases, for both the three and twelve month periods, were due to growth in advertising revenues and higher subscriber and retransmission fees. Excluding political advertising revenue, net revenues increased $1.4 million, or 4%, for the three months ended December 31, 2016, and increased $6.1 million, or 5%, for the twelve months ended December 31, 2016.

Operating expenses were $26.8 million for the three months ended December 31, 2016, an increase of 7%, as compared to operating expenses of $25.2 million for the comparable period in 2015. Operating expenses were $98.5 million for the twelve months ended December 31, 2016, an increase of 4%, as compared to operating expenses of $94.9 million for the comparable period in 2015. These increases, for both the three and twelve month periods, were driven primarily by increases in personnel expenses as well as higher legal and advisory fees incurred in connection with strategic activities. The increase for the three months ended December 31, 2016, was also driven by higher stock-based compensation expense, offset by lower programming costs.

Net income was $5.9 million for the three months ended December 31, 2016, an increase of 20%, as compared to net income of $4.9 million for the comparable period in 2015.  Net income for the twelve months ended December 31, 2016 was $18.0 million, an increase of 31%, as compared to net income of $13.7 million for the comparable period in 2015.

Adjusted EBITDA was $20.4 million for the three months ended December 31, 2016, an increase of 21%, as compared to Adjusted EBITDA of $16.9 million for the comparable period in 2015. Adjusted EBITDA was $64.3 million for the twelve months ended December 31, 2016, an increase of 11%, as compared to Adjusted EBITDA of $58.1 million for the comparable period in 2015.

The Company forecasts a mid to high single digit percentage increase in Adjusted EBITDA for 2017 driven by year-over-year growth in subscriber and retransmission fees and advertising revenue.  Comparisons to 2016 do not include political revenue, and the forecast does not include the Company’s attributable interests in the operating results of the OTT joint venture with Lionsgate or the Canal Uno joint venture. The Company expects its funding requirements for both joint ventures will be $30.0 to $35.0 million in the aggregate for the year ending December 31, 2017.

As of December 31, 2016, the Company had $213.3 million in debt and $163.1 million of cash. The Company’s leverage ratio was approximately 3.3 times, and net leverage ratio was approximately 0.8 times.

(1) See the Non-GAAP Reconciliations section of this earnings release for a discussion of non-GAAP financial measures used in this release.

The following tables set forth the Company’s financial performance for the three months and year ended December 31, 2016 and 2015 as well as select financial data as of December 31, 2016 and 2015:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results for the Three Months and Year Ended December 31

(amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Audited)

Net revenues	$39,407	$36,236	$138,525	$129,790
Operating Expenses:
Cost of revenues	10,646	11,580	41,293	41,189
Selling, general and administrative	10,558	9,222	38,333	36,037
Depreciation and amortization	4,108	4,289	16,608	17,218
Other expenses	1,492	64	2,262	446
Loss on disposition of assets	—	2	6	33
Total operating expenses	26,804	25,157	98,502	94,923

Operating income	12,603	11,079	40,023	34,867

Other Expenses:
Interest expense, net	(2,872)	(3,015)	(11,651)	(12,086)

Income before income taxes	9,731	8,063	28,372	22,781

Income tax expense	(3,809)	(3,131)	(10,372)	(9,042)
Net income	$5,922	$4,932	$18,000	$13,739

Reconciliation of net income to Adjusted EBITDA:
Net income	$5,922	$4,932	$18,000	$13,739
Add:
Income tax expense	3,809	3,131	10,372	9,042
Interest expense, net	2,872	3,015	11,651	12,086
Loss on disposition of assets	—	2	6	33
Depreciation and amortization	4,108	4,289	16,608	17,218
Stock-based compensation	2,169	1,452	4,691	5,575
Transaction & non-recurring expenses	1,558	64	2,993	446
Adjusted EBITDA	$20,438	$16,886	$64,321	$58,139

Selected Financial Data:

	As of		As of
	December 31, 2016		December 31, 2015
	(Audited)		(Audited)

Cash	$163,090		$179,532
Debt (a)	$213,347		$221,625

Leverage ratio (b):	3.3	x	3.8	x
Net leverage ratio (c):	0.8	x	0.7	x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	December 31, 2016	December 31, 2015
U.S. Cable Networks:
WAPA America (b)	5,300	5,158
Cinelatino	4,588	4,443
Pasiones	4,620	4,374
Centroamerica TV	4,063	3,967
Television Dominicana	3,249	2,991
Total	21,820	20,933

Latin America Cable Networks:
Cinelatino	15,430	11,891
Pasiones	13,235	10,198
Total	28,665	22,089

(a)         Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above.

(b)         Excluding digital basic subscribers, subscribers to WAPA America on Hispanic programming tiers increased by 5.0% from December 31, 2015 to December 31, 2016.

Non-GAAP Reconciliations

Within Hemisphere’s fourth quarter 2016 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income, if any, depreciation expense, amortization of intangibles, loss (gain) on disposition of assets, transaction and non-recurring expenses, income tax expense, interest expense and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three months and year ended December 31, 2016 and 2015.

Conference Call

Hemisphere will conduct a conference call to discuss its fourth quarter and full-year results at 10:00 AM ET on Friday, March 3, 2017.  A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the scheduled start time. The conference ID for the call is 73154660.

A replay of the call will be available beginning at approximately 1:00 PM ET on Friday, March 3, 2017 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 73154660.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (NASDAQ:HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere’s networks consist of:

•                  Cinelatino, the leading Spanish-language movie channel with over 20.0 million subscribers across the U.S., Latin America and Canada, including 4.6 million subscribers in the U.S. and 15.4 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.

•                  WAPA, Puerto Rico’s leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces approximately 70 hours per week of top-rated news and entertainment programming.

•                  WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to 5.3 million subscribers.

•                  Pasiones, dedicated to showcasing the most popular telenovelas and serialized dramas, distributed in the U.S. and Latin America. Pasiones has 4.6 million subscribers in the U.S. and 13.2 million subscribers in Latin America.

•                  Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 4.1 million subscribers.

•                  Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.2 million subscribers.

Contact:

Erica Bartsch

Sloane & Company

212.446.1875

ebartsch@sloanepr.com